Radio One, Inc. Announces Amendment to Credit Agreement

WASHINGTON, December 19, 2012, Radio One, Inc. (the "Company" or "Radio One") (Nasdaq: ROIAK and ROIA) today announced that it has secured an amendment (the “Amendment”) to its March 2011 Credit Agreement (the “Credit Agreement”). The Amendment (i) modifies financial covenant levels with respect to the Company's total-leverage, secured-leverage, and interest-coverage hurdles; (ii) increases the amount of cash the Company can net for determination of its net indebtedness tests, and (iii) extends the time for certain of the Credit Agreement’s call premium while reducing the time for its later and lower premium. The Amendment became effective as of December 19, 2012 and was secured with the unanimous consent of holders of its loans under the Credit Agreement.

Cautionary Information Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements represent management’s current expectations and are based upon information available to the Company at the time of this press release. These forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond the Company’s control, that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause actual results to differ materially are described in the Company’s reports on Forms 10-K/A, 10-Q/A and 10-Q and other filings with the SEC.

Radio One, Inc. (http://www.radio-one.com/) is a diversified media company that primarily targets African-American and urban consumers. The Company is one of the nation's largest radio broadcasting companies, currently owning and/or operating 55 broadcast stations located in 16 urban markets in the United States. As a part of its core broadcasting business, Radio One operates syndicated programming including the Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, CoCo Brother Live, CoCo Brother's "Spirit" program, Bishop T.D. Jakes' "Empowering Moments", the Reverend Al Sharpton Show, and the Warren Ballentine Show. The Company also owns a controlling interest in Reach Media, Inc. (http://www.blackamericaweb.com/), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Beyond its core radio broadcasting business, Radio One owns Interactive One (http://www.interactiveone.com/), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful, Community Connect Inc. (http://www.communityconnect.com/), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue. In addition, the Company owns a controlling interest in TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming primarily to African-Americans.

SOURCE Radio One